Exhibit 10.1

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (this “Amendment”), dated as of April 27, 2017 and effective as of the Effective Time of the Merger (each as defined below), to the Loan and Security Agreement, dated as of August 11, 2015 (as amended by the Prior Amendments (as defined below), the “Loan Agreement”), is made by and among MAST THERAPEUTICS, INC., a Delaware corporation, which following the Merger (as defined below) will be renamed “Savara, Inc.” (“Borrower”), HERCULES CAPITAL, INC. (formerly known as Hercules Technology Growth Capital, Inc.), a Maryland corporation, as administrative agent (“Agent”), and the lender party hereto (“Lender”).

RECITALS

A.    Borrower, Agent and Lender are parties to the Loan Agreement as previously amended by First Amendment to Loan and Security Agreement dated as of September 28, 2015, Second Amendment to Loan and Security Agreement effective as of December 31, 2015, Third Amendment to Loan and Security Agreement effective as of February 25, 2016, Fourth Amendment to Loan and Security Agreement effective as of July 22, 2016, and Fifth Amendment to Loan and Security Agreement dated as of March 3, 2017 and effective as of the Effective Time of the Merger (the “Fifth Amendment” and together with the other foregoing, collectively, the “Prior Amendments”).

B.    Borrower is party to that certain Agreement and Plan of Merger and Reorganization, dated January 6, 2017, among Borrower, Victoria Merger Corp., a Delaware corporation (the “Merger Sub”), and Savara Inc., a Delaware corporation (the “Surviving Corporation”), pursuant to which, among other things, the Merger Sub will be merged with and into the Surviving Corporation, with the Surviving Corporation remaining as the surviving entity and a wholly-owned subsidiary of Borrower (and which will be renamed “Aravas Inc.”), and the Surviving Corporation’s stockholders will receive shares of Borrower’s common stock in exchange for capital stock held in the Surviving Corporation (the “Merger Agreement” and such transactions, the “Merger”).

C.    Subject to the conditions set forth herein, the parties hereto wish to further amend the Loan Agreement as set forth herein to permit certain investments in a wholly-owned subsidiary of the Surviving Corporation, Savara ApS.

D.    The Loan Agreement may be amended pursuant to Section 11.3(b) thereof by the written agreement of Borrower, Agent and Lender (which, for the avoidance of doubt, is the Required Lender).

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Effectiveness. Subject to all of the terms and conditions set forth in this Amendment, this Amendment shall become effective immediately at the Effective Time (as defined in the Merger Agreement); provided, however, this Amendment shall terminate in all respects if (a) the Merger Agreement is terminated prior to the Effective Time, (b) the Merger Agreement is amended, or any material obligation thereunder is waived, in a manner that adversely affects the agreements and understandings set forth in this Amendment or the Loan Agreement or (c) the Merger is not consummated on or prior to April 30, 2017.

SECTION 2.    Defined Terms. Capitalized terms used but not defined herein (including in the recitals) shall have the meanings assigned to such terms in the Loan Agreement and the Prior Amendments.

SECTION 3.    Amendments to Loan Agreement. Subject to all of the terms and conditions set forth in this Amendment, Borrower, Agent and Lender hereby agree to the following amendments to the Loan Agreement.

(A) The definition of “Permitted Investment” is hereby amended and restated in its entirety to read as follows:

““Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within eighteen months from the date of acquisition thereof, (b) commercial paper maturing no more than eighteen months from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than eighteen months from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances, relocation loans and other loans and advances (or guarantees thereof) to employees, officers and directors in the ordinary course of business and otherwise in compliance with the Sarbanes-Oxley Act of 2002, as amended, and not to exceed $250,000 outstanding at any one time in the aggregate; (ix) Investments in a Qualified Subsidiary so long as such Qualified Subsidiary has entered into a Joinder Agreement or has otherwise become party to this Agreement; (x) Investments in Savara ApS (“Savara Denmark”) to the extent necessary to fund the operating expenses of Savara Denmark in the ordinary course of its business, provided that (A) Borrower shall not invest more than $13,000,000 in Savara Denmark during any 12-month period, (B) at no time shall the aggregate amount of cash held in all accounts of Savara Denmark exceed $2,000,000, (C) Savara Denmark shall not have issued any secured Indebtedness, and (D) gross unsecured liabilities of Savara Denmark owed to parties other than Borrower or its Affiliates shall not exceed $5,000,000 in the aggregate at any given time; (xi) other than as provided in clause (x) of this definition, Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xii) Investments by any Qualified Subsidiary into Borrower; (xiii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and (xiv) additional Investments that do not exceed $250,000 in the aggregate.”

(B) The definition of “Permitted Transfers” is hereby amended and restated in its entirety to read as follows:

““Permitted Transfers” means (i) sales of Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business; (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; (iv) transfers of cash to Savara Denmark permitted pursuant to clause (x) of the definition of Permitted Investment; and (v) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.”

(C) Section 5.12 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“5.12    Financial Accounts. Exhibit G, as it may be updated by Borrower from time to time in a written notice provided to Agent, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any direct or indirect Subsidiary maintains Deposit Accounts or other accounts and (b) all institutions at which Borrower or any direct or indirect Subsidiary maintains an account holding Investment Property, and Exhibit G correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.”

(D) A new Section 5.15 is added to Section 5 of the Loan Agreement to read as follows:

“5.15    Foreign Subsidiary Voting Rights. No decision or action in any governing document of any direct or indirect Foreign Subsidiary (other than an Eligible Foreign Subsidiary) requires a vote of greater than 50.1% of the equity interests or voting rights of such Foreign Subsidiary.”

(E) Section 7.12 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.12    Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement; provided, however, an aggregate amount of cash not to exceed $2,000,000 (calculated at current exchange rates and determined on a US Dollar equivalent basis) may be held in Deposit Accounts of Savara Denmark at any time.”

(F) A new Section 7.18 is added to Section 7 of the Loan Agreement to read as follows:

“7.18    Foreign Subsidiary Voting Rights. Borrower shall not, and shall not permit any Subsidiary, to amend or modify any governing document of any direct or indirect Foreign Subsidiary (other than an Eligible Foreign Subsidiary) the effect of which is to require a vote of greater than 50.1% of the equity interests or voting rights of such entity for any decision or action of such entity.”

(G) Exhibit G hereto is attached to the Loan Agreement as Exhibit G to the Loan Agreement for all purposes thereunder.

SECTION 4.    Conditions to this Amendment; Other Agreements.

(A) This Amendment shall become effective only if Borrower has satisfied the conditions set forth in Section 5 of the Fifth Amendment as of the Effective Time.

(B) Borrower hereby agrees to use its commercially reasonable efforts to deliver or cause to be delivered, on or before the date that is 30 days following the effective date of this Amendment, a duly executed landlord consent and waiver agreement (or similar agreement) among Agent, Savara Inc. (to be renamed “Aravas Inc.” following the Merger) and Gateway Las Cimas, LLC.

SECTION 5.    Effect on Loan Documents. Except as specifically amended herein and the Prior Amendments (as well as any prior amendments to the Warrant as agreed to in writing between Lender and Borrower), all Loan Documents shall continue to be in full force and effect and are ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents, and it shall not constitute a waiver of any provision of the Loan Documents. Any reference to the Loan Agreement in any other Loan Document shall be a reference to the Loan Agreement as amended by this Amendment and the Prior Amendments. For the avoidance of doubt, all references in the Loan Agreement to “Mast Therapeutics, Inc.” will mean “Savara Inc.” following the Merger, and, following the Merger, Savara Inc. and Aravas Inc. will each be Borrowers for all purposes under the Loan Agreement.

SECTION 6.    Representations and Warranties. Borrower represents and warrants to Agent and Lender as follows:

(A)    Borrower’s execution, delivery and performance of this Amendment (i) has been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral or the Intellectual Property, other than Permitted Liens and the Liens created by the Loan Documents, (iii) does not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, and (iv) except as described on Schedule 5.3 to the Loan Agreement, does not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing this Amendment are duly authorized to do so.

(B)    This Amendment has been duly executed and delivered on Borrower’s behalf by a duly authorized officer thereof, and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity.

SECTION 7.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of California.

SECTION 8.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment. Agent may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic imaging means.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BORROWER:

MAST THERAPEUTICS, INC.

By:	/s/ Brandi Roberts
Name: Brandi Roberts
Title: Chief Financial Officer

AGENT:

HERCULES CAPITAL, INC.

By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

LENDER:

HERCULES TECHNOLOGY III, L.P.

By:	Hercules Technology SBIC Management, LLC, its General Partner

By:	Hercules Capital, Inc., its Manager

By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

[Signature Page to Sixth Amendment to Loan and Security Agreement]